EXHIBIT 99.1

Steelcase Reports Third Quarter Results

EMEA Gross Margin Improvement Drives Segment Profitability
Americas Order Growth of 3.5% Driven by Project Business

GRAND RAPIDS, Mich., Dec. 20, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $786.5 million and net income of $41.2 million, or diluted earnings per share of $0.34.  During the quarter, the company recognized a benefit related to the outcome of a tax audit in EMEA, which had a favorable impact on diluted earnings per share of $0.03. In the prior year, Steelcase reported $787.6 million of revenue, diluted earnings of $0.28 per share and adjusted earnings of $0.30 per share.

Revenue was relatively flat in the third quarter compared to the prior year, while orders increased by 3 percent.  The Americas posted organic revenue growth of less than 1 percent and was negatively impacted by lower than expected growth in day-to-day business and a significant amount of customer deliveries that were expected to ship within the third quarter moving to the fourth quarter.  EMEA posted organic revenue growth of 2 percent, driven by timing of customer deliveries, and the Other category posted an organic revenue decline of 2 percent in the third quarter compared to a relatively strong prior year.

“We were pleased to see our revenue growth in the Americas return to exceeding the industry for the first two months in the quarter, based on the most current information available from our industry association,” said Jim Keane, president and CEO.  “We saw growth in our day-to-day business and continued year-over-year strength in our project pipeline, driven by new product introductions and other strategic actions we have taken over the past year. The growth in our day-to-day business fell somewhat short of our expectations, and we are targeting additional actions to buoy this business.”

Current quarter operating income of $54.6 million compares to operating income of $55.2 million in the prior year.  Excluding restructuring items, third quarter adjusted operating income of $54.4 million declined by $3.8 million (or 50 basis points as a percent of revenue) compared to the prior year.  The year-over-year comparison includes a significant improvement in EMEA offset by a decline in the Americas, and lower operating income in the Other category compared to a relatively strong prior year.

Cost of sales was 66.7 percent of revenue in the current quarter, an improvement of 80 basis points compared to the prior year.  EMEA cost of sales improved by more than 1,000 basis points compared to the prior year driven by the elimination of costs and inefficiencies associated with our operational footprint changes and other manufacturing and distribution issues experienced in the prior year, as well as benefits from cost reduction efforts, gross margin improvement initiatives, and favorable shifts in business mix. The Americas cost of sales increased by 140 basis points over the prior year driven primarily by unfavorable shifts in business mix.

Operating expenses of $207.5 million in the current quarter represented an increase of $9.7 million compared to the prior year. The increase was driven by higher variable compensation expense (including expense associated with the tax benefit recorded in the quarter), investments in sales, product development and marketing in the Americas and higher corporate costs.

“In EMEA, the achievement of adjusted operating income in the quarter was better than expected and represented a $15 million improvement compared to the prior year, driven by a significant improvement in gross margin,” said Dave Sylvester, senior vice-president and CFO. “EMEA results also benefited from modest organic revenue growth (driven by timing of customer deliveries) and favorable adjustments to accrued liabilities of $2 million (which were non-recurring in nature)."

Income tax expense of $13.6 million in the quarter included a $5.7 million benefit related to the outcome of a tax audit in EMEA.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $402 million, and total debt was $297 million, at the end of the third quarter.

During the third quarter, the company repurchased approximately 1.1 million shares of Class A Common Stock under its share repurchase authorization for a total cost of $15.2 million.  A total of $126.5 million remained under the company's share repurchase authorization at the end of the third quarter.

The Board of Directors has declared a cash dividend of $0.12 per share, to be paid on or before January 13, 2017, to shareholders of record as of January 3, 2017.

Outlook

Order patterns were mixed during the third quarter, growing by approximately 3.5 percent in the Americas and 14 percent in the Other category and declining by 3 percent in EMEA compared to the prior year.  The order growth in the Americas was driven by project business (including initial orders from a very large project won earlier in the year), and reflected an unusual amount of requested delivery dates which fall beyond the fourth quarter.  In addition, orders in the Americas continued to reflect a significant decline in the Energy vertical market, impacting overall order growth in the segment by approximately 300 basis points year over year.  The strong order growth in the Other category was driven by a record level of quarterly orders in Asia Pacific, and the modest decline in EMEA compares to strong order growth in the third quarter of the prior year.  As a result, the company expects fourth quarter fiscal 2017 revenue to be in the range of $735 to $760 million, which reflects an expected range of an organic revenue decline of 1 percent to organic revenue growth of 2 percent.  In the fourth quarter of fiscal 2016, the company reported revenue of $747.9 million.

Steelcase expects to report diluted earnings per share between $0.22 to $0.26 for the fourth quarter of fiscal 2017.  Steelcase reported diluted earnings per share of $0.62 and adjusted earnings per share of $0.64 in the fourth quarter of fiscal 2016.  During the fourth quarter of the prior year, the company reversed a valuation allowance recorded against net deferred tax assets and recorded a gain from the partial sale of an investment in an unconsolidated affiliate. These fourth quarter significant items, net of the associated variable compensation expense and income tax expense, had a combined favorable impact on diluted earnings per share of approximately $0.42.

“There are two potential items which are not reflected in our earnings estimate for the fourth quarter that we estimate could reduce our results by up to $0.08 per share,” said Dave Sylvester.  “One item is related to a potential reduction in the French statutory tax rate, which the French government is currently considering and if enacted in the fourth quarter could require us to record a non-cash charge to reduce the value of our deferred tax assets.  In addition, we are working toward annuitizing some of our smaller defined benefit plans, which if completed in the fourth quarter would result in a modest use of cash and an accounting charge related to accumulated other comprehensive losses recorded in connection with these plans.  We have not included these items in our earnings estimate as there are a number of factors in each case which are outside of our control.”

“The operating profit posted by our EMEA segment this quarter was an important milestone: it reflects the individual contributions of all employees in the region and shows what is possible,” said Jim Keane. “At the same time, our employees in Asia Pacific are celebrating an important milestone with our highest amount of quarterly orders for that business. Both of these accomplishments, along with the positive momentum we are seeing in our project activity in the Americas, are indicators of the continued progress we are making as an integrated enterprise that meets the needs of global and local customers.”

Other Quarter Highlights:

  Tim Brown, CEO and president of the global design consultancy IDEO, has joined the Steelcase Inc. Board of Directors.
  Steelcase released its 2016 Corporate Sustainability Report celebrating the company’s sustainable performance around the world.
  For the third year in a row, Steelcase received a perfect score from the Human Rights Campaign’s Corporate Equality Index, recognizing the company as one of the “Best Places to Work for LGBT Equality.”
  Steelcase received a number of additional honors including recognition as one of Michigan’s Best and Brightest Sustainable Companies, Goodwill of Greater Grand Rapids Collaborative Partner Award and the 2016 Allstate Supplier Diversity Leadership Award.
  Eddy Schmitt, senior vice president, Americas, was named to the American Society of Interior Designers (ASID) Board of Directors as an industry partner representative.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 25, 2016	November 27, 2015	% Change	November 25, 2016	November 27, 2015	% Change

Revenue
Americas (1)	$576.7	$575.5	0.2%	$1,668.1	$1,710.7	(2.5)%
EMEA (2)	135.5	136.2	(0.5)%	373.6	384.2	(2.8)%
Other (3)	74.3	75.9	(2.1)%	221.6	217.2	2.0%
Consolidated revenue	$786.5	$787.6	(0.1)%	$2,263.3	$2,312.1	(2.1)%

Operating income (loss)
Americas	$59.7	$74.4		$184.3	$220.3
EMEA	2.7	(14.9)		(14.9)	(53.4)
Other	3.1	5.5		8.8	9.8
Corporate (4)	(10.9)	(9.8)		(28.4)	(27.9)
Consolidated operating income	$54.6	$55.2		$149.8	$148.8

Operating income percent	6.9%	7.0%		6.6%	6.4%

Revenue mix
Americas (1)	73.3%	73.1%		73.7%	74.0%
EMEA (2)	17.2%	17.3%		16.5%	16.6%
Other (3)	9.5%	9.6%		9.8%	9.4%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and executive, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2017 vs. Q3 2016
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2016 revenue	$787.6	$575.5	$136.2	$75.9
Currency translation effects*	(3.8)	—	(3.4)	(0.4)
Q3 2016 revenue, adjusted	783.8	575.5	132.8	75.5

Q3 2017 revenue	786.5	576.7	135.5	74.3
Organic growth (decline) $	$2.7	$1.2	$2.7	$(1.2)
Organic growth (decline) %	0%	0%	2%	(2)%

* Currency translation effects represent the estimated net effect of translating Q3 2016 foreign currency revenues using the average exchange rates during Q3 2017.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q4 2017 vs. Q4 2016
Steelcase Inc.

Q4 2016 revenue	$747.9
Currency translation effects*	(5.8)
Q4 2016 revenue, adjusted	742.1

Q4 2017 revenue, projected	735 - 760
Organic growth (decline) $	(7) - 18
Organic growth (decline) %	(1)% - 2%

* Currency translation effects represent the estimated net effect of translating Q4 2016 foreign currency revenues using the exchange rates at the end of Q3 2017.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 25, 2016	November 27, 2015

Diluted earnings per share	$0.34	$0.28
Restructuring costs per share	—	0.03
Income tax effect of restructuring costs, per share	—	(0.01)
Diluted earnings per share, adjusted	$0.34	$0.30

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	February 24, 2017 (Projected)	February 26, 2016

Diluted earnings per share	$0.22 - 0.26	$0.62
Restructuring costs per share	—	0.03
Income tax effect of restructuring costs, per share	—	(0.01)
Diluted earnings per share, adjusted	$0.22 - 0.26	$0.64

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2016		November 27, 2015		November 25, 2016		November 27, 2015
Revenue	$786.5	100.0%	$787.6	100.0%	$2,263.3	100.0%	$2,312.1	100.0%
Cost of sales	524.6	66.7	531.6	67.5	1,504.3	66.5	1,564.5	67.7
Restructuring costs	—	—	2.5	0.3	4.2	0.2	10.7	0.5
Gross profit	261.9	33.3	253.5	32.2	754.8	33.3	736.9	31.8
Operating expenses	207.5	26.4	197.8	25.1	604.5	26.7	582.6	25.2
Restructuring costs (benefits)	(0.2)	—	0.5	0.1	0.5	—	5.5	0.2
Operating income	$54.6	6.9%	$55.2	7.0%	$149.8	6.6%	$148.8	6.4%
Interest expense	(4.3)	(0.6)	(4.5)	(0.6)	(12.9)	(0.6)	(13.2)	(0.6)
Investment income	0.4	0.1	0.4	0.1	1.2	0.1	1.3	0.1
Other income, net	4.1	0.5	3.6	0.4	8.0	0.4	7.8	0.3
Income before income tax expense	54.8	6.9	54.7	6.9	146.1	6.5	144.7	6.2
Income tax expense	13.6	1.7	19.1	2.4	47.3	2.1	51.9	2.2
Net income	$41.2	5.2%	$35.6	4.5%	$98.8	4.4%	$92.8	4.0%

Operating income	$54.6	6.9%	$55.2	7.0%	$149.8	6.6%	$148.8	6.4%

Add: restructuring costs (benefits)	(0.2)	—	3.0	0.4	4.7	0.2	16.2	0.7
Adjusted operating income	$54.4	6.9%	$58.2	7.4%	$154.5	6.8%	$165.0	7.1%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2016		November 27, 2015		November 25, 2016		November 27, 2015
Revenue	$576.7	100.0%	$575.5	100.0%	$1,668.1	100.0%	$1,710.7	100.0%
Cost of sales	381.3	66.1	372.4	64.7	1,084.5	65.0	1,110.4	64.9
Restructuring costs	—	—	0.7	0.1	2.6	0.2	2.2	0.1
Gross profit	195.4	33.9	202.4	35.2	581.0	34.8	598.1	35.0
Operating expenses	135.7	23.5	128.0	22.3	396.7	23.8	380.7	22.3
Restructuring costs (benefits)	—	—	—	—	—	—	(2.9)	(0.2)
Operating income	$59.7	10.4%	$74.4	12.9%	$184.3	11.0%	$220.3	12.9%

Add: restructuring costs (benefits)	—	—	0.7	0.1	2.6	0.2	(0.7)	(0.1)
Adjusted operating income	$59.7	10.4%	$75.1	13.0%	$186.9	11.2%	$219.6	12.8%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2016		November 27, 2015		November 25, 2016		November 27, 2015
Revenue	$135.5	100.0%	$136.2	100.0%	$373.6	100.0%	$384.2	100.0%
Cost of sales	95.0	70.1	109.7	80.6	274.3	73.4	311.4	81.1
Restructuring costs	—	—	1.8	1.3	1.6	0.4	8.5	2.2
Gross profit	40.5	29.9	24.7	18.1	97.7	26.2	64.3	16.7
Operating expenses	38.0	28.1	39.1	28.7	112.1	30.0	109.3	28.4
Restructuring costs (benefits)	(0.2)	—	0.5	0.4	0.5	0.2	8.4	2.2
Operating income (loss)	$2.7	1.8%	$(14.9)	(11.0)%	$(14.9)	(4.0)%	$(53.4)	(13.9)%

Add: restructuring costs (benefits)	(0.2)	—	2.3	1.7	2.1	0.6	16.9	4.4
Adjusted operating income (loss)	$2.5	1.8%	$(12.6)	(9.3)%	$(12.8)	(3.4)%	$(36.5)	(9.5)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2016		November 27, 2015		November 25, 2016		November 27, 2015
Revenue	$74.3	100.0%	$75.9	100.0%	$221.6	100.0%	$217.2	100.0%
Cost of sales	48.3	64.9	49.5	65.2	145.5	65.6	142.7	65.7
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	26.0	35.1	26.4	34.8	76.1	34.4	74.5	34.3
Operating expenses	22.9	30.8	20.9	27.6	67.3	30.4	64.7	29.8
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$3.1	4.3%	$5.5	7.2%	$8.8	4.0%	$9.8	4.5%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$3.1	4.3%	$5.5	7.2%	$8.8	4.0%	$9.8	4.5%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 25, 2016	November 27, 2015	November 25, 2016	November 27, 2015
Operating loss	$(10.9)	$(9.8)	$(28.4)	$(27.9)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(10.9)	$(9.8)	$(28.4)	$(27.9)

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 25, 2016	November 27, 2015	November 25, 2016	November 27, 2015
Revenue	$786.5	$787.6	$2,263.3	$2,312.1
Cost of sales	524.6	531.6	1,504.3	1,564.5
Restructuring costs	—	2.5	4.2	10.7
Gross profit	261.9	253.5	754.8	736.9
Operating expenses	207.5	197.8	604.5	582.6
Restructuring costs (benefits)	(0.2)	0.5	0.5	5.5
Operating income	54.6	55.2	149.8	148.8
Interest expense	(4.3)	(4.5)	(12.9)	(13.2)
Investment income	0.4	0.4	1.2	1.3
Other income, net	4.1	3.6	8.0	7.8
Income before income tax expense	54.8	54.7	146.1	144.7
Income tax expense	13.6	19.1	47.3	51.9
Net income	$41.2	$35.6	$98.8	$92.8

Earnings per share:
Basic	$0.34	$0.29	$0.82	$0.74
Diluted	$0.34	$0.28	$0.81	$0.74
Weighted average shares outstanding - basic	120.4	124.8	121.1	124.7
Weighted average shares outstanding - diluted	120.8	126.0	121.6	126.0

Dividends declared and paid per common share	$0.1200	$0.1125	$0.3600	$0.3375

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 25, 2016	February 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$139.1	$181.9
Short-term investments	96.7	84.1
Accounts receivable, net	328.1	322.7
Inventories	172.6	159.4
Prepaid expenses	17.5	19.6
Other current assets	48.8	56.2
Total current assets	802.8	823.9

Property, plant and equipment, net	401.3	411.6
Company-owned life insurance ("COLI")	166.2	160.4
Deferred income taxes	205.2	211.6
Goodwill	106.5	106.4
Other intangible assets, net	13.2	13.7
Investments in unconsolidated affiliates	50.7	51.0
Other assets	27.2	30.0
Total assets	$1,773.1	$1,808.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222.3	$209.6
Short-term borrowings and current portion of long-term debt	2.8	2.5
Accrued expenses:
Employee compensation	124.1	169.9
Employee benefit plan obligations	32.2	36.5
Accrued promotions	26.6	21.7
Customer deposits	19.3	18.6
Product warranties	21.4	20.5
Other	71.3	78.2
Total current liabilities	520.0	557.5

Long-term liabilities:
Long-term debt less current maturities	294.5	296.6
Employee benefit plan obligations	143.3	142.5
Other long-term liabilities	71.4	75.1
Total long-term liabilities	509.2	514.2
Total liabilities	1,029.2	1,071.7

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(58.6)	(39.6)
Retained earnings	802.5	776.5
Total shareholders’ equity	743.9	736.9
Total liabilities and shareholders’ equity	$1,773.1	$1,808.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 25, 2016	November 27, 2015
OPERATING ACTIVITIES
Net income	$98.8	$92.8
Depreciation and amortization	44.7	49.4
Deferred income taxes	5.2	2.8
Non-cash stock compensation	16.6	17.4
Equity in income of unconsolidated affiliates	(7.3)	(11.1)
Dividends received from unconsolidated affiliates	7.4	9.3
Other	(6.4)	(5.8)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10.2)	(24.9)
Inventories	(14.8)	(15.5)
Assets related to derivative instruments	(3.2)	22.5
VAT recoverable	19.3	(20.8)
Other assets	(9.6)	(0.7)
Accounts payable	15.1	17.9
Employee compensation liabilities	(41.5)	(16.6)
Employee benefit obligations	(8.3)	(5.6)
Accrued expenses and other liabilities	(1.8)	19.4
Net cash provided by operating activities	104.0	130.5

INVESTING ACTIVITIES
Capital expenditures	(40.4)	(70.0)
Proceeds from disposal of fixed assets	0.4	4.8
Purchases of investments	(94.3)	(96.9)
Liquidations of investments	82.6	49.6
Acquisition, net of cash acquired	—	(6.9)
Other	1.2	0.1
Net cash used in investing activities	(50.5)	(119.3)

FINANCING ACTIVITIES
Dividends paid	(44.1)	(43.1)
Common stock repurchases	(48.3)	(14.3)
Excess tax benefit from vesting of stock awards	(0.1)	5.3
Borrowings of long-term debt, net of issuance costs	—	50.0
Repayment of long-term debt	(1.6)	(33.6)
Borrowings of lines of credit	—	1.1
Net cash used in financing activities	(94.1)	(34.6)

Effect of exchange rate changes on cash and cash equivalents	(2.2)	(2.8)

Net decrease in cash and cash equivalents	(42.8)	(26.2)
Cash and cash equivalents, beginning of period	181.9	176.5
Cash and cash equivalents, end of period	$139.1	$150.3

CONTACT:

Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505